SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           S&K Famous Brands, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           S & K Famous Brands, Inc.
[logo]                          P.O. Box 31800
                         Richmond, Virginia 23294-1800


                   Notice of Annual Meeting of Shareholders
                            to be held May 28, 1998


To the Shareholders of
S & K Famous Brands, Inc.:


Notice is hereby given that the Annual Meeting of Shareholders of S & K Famous Brands, Inc. (the "Company") will be held in the Company's store located adjacent to its Corporate Headquarters located at 11100 West Broad Street, Richmond, Virginia, at 3:30 p.m., E.D.T., on Thursday, May 28, 1998, for the following purposes:


 1. To elect eight (8) directors to serve for the ensuing year.


 2. To ratify the selection of Price Waterhouse LLP as independent accountants for the Company for the current year.


 3. To transact such other business as may come before the meeting or any adjournments thereof.


The Board of Directors has fixed the close of business on April 8, 1998, as the record date for the determination of Shareholders entitled to notice and to vote at the meeting and any adjournments thereof.

                                        By Order of the Board of Directors,

                                        /s/ Robert E. Knowles
                                        -----------------------
                                        Robert E. Knowles
                                        Secretary
April 10, 1998


      PLEASE FILL IN, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

S & K FAMOUS BRANDS, INC.
P.O. BOX 31800
RICHMOND, VIRGINIA 23294-1800


PROXY STATEMENT


Annual Meeting of Shareholders
to be held May 28, 1998

     The enclosed proxy is solicited on behalf of the Board of Directors of S & K Famous Brands, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company, to be held May 28, 1998, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and related form of proxy are first being mailed to the Shareholders of the Company on or about April 8, 1998.

     The close of business on April 8, 1998, has been fixed by the Board of Directors as the record date for determination of Shareholders entitled to notice of and to vote at the meeting. As of the close of business on that date, there were 5,050,728 shares of Common Stock, par value $.50 per share, of the Company ("Common Stock") outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

     Proxies may be revoked at any time before exercise by written notice to the Company, by submitting a substitute proxy, or by attending the meeting and voting in person. Shares represented by proxies in the form enclosed, if properly executed and returned, will be voted as specified, but when no specification is made, the shares will be voted for the election of the nominees for director named herein and for each of the other proposals described herein.

     Except for the election of directors, action on a matter submitted to the shareholders will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. With respect to the election of directors, the eight nominees receiving the greatest number of votes cast for the election of directors will be elected. Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

     The cost of the solicitation of proxies will be borne by the Company. Solicitation will be primarily by mail. However, directors and officers of the Company may also solicit proxies by telephone, telegraph or personal interview but will receive no compensation therefor other than their regular salaries. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to the beneficial owners of such shares.

     The principal executive offices of the Company are located at 11100 West Broad Street, P. O. Box 31800, Richmond, Virginia 23294-1800.


Security Ownership of Certain Beneficial Owners

     The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company as of March 20, 1998. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.


                                       Amount and
        Name and Address of             Nature of      Percent
         Beneficial Owner               Ownership      of Class
---------------------------------- ------------------ ---------
Stuart C. Siegel                        1,501,369(1)      29.9
P. O. Box 31800
Richmond, VA 23294-1800

FMR Corp. and related persons             506,600(2)      10.1

Fidelity Low-Priced Stock Fund
82 Devonshire Street
Boston, MA 02109

T. Rowe Price Associates, Inc.            460,000(3)       9.2
T. Rowe Price Small
 Cap Value Fund Inc.
100 E. Pratt Street
Baltimore, MD 21202

Kennedy Capital Management, Inc.          343,050(4)       6.8
10829 Olive Boulevard
St. Louis, MO 63141

Dimensional Fund Advisors, Inc.           273,700(5)       5.5
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

     (1) Includes 172,192 shares held in trust for the benefit of Sara E. Rose, David A. Rose and Howard L. Rose, the children of Mr. Siegel's sister, Judith
R. Becker.

Stuart C. Siegel is trustee and exercises voting and investment power with respect to these shares.

     (2) FMR Corp., through its wholly-owned subsidiary, Fidelity Management & Research Company ("Fidelity"), has sole investment power with respect to all of these shares. Fidelity's beneficial ownership of these shares results from its acting as investment advisor to Fidelity Low-Priced Stock Fund, an investment company and the owner of the shares. Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., and other members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The information provided is as of December 31, 1997.

     (3) These shares are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc. (which has sole voting power with respect to 425,000 of these shares), which T. Rowe Price Associates, Inc. ("Price Associates"), serves as investment advisor. Price Associates has sole investment power with respect to all of these shares and sole voting power with respect to 35,000 of these shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of these shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of these shares. The information provided is as of December 31, 1997.

     (4) Kennedy Capital Management, Inc., a registered investment advisor, has sole investment power with respect to all these shares and sole voting power with respect to 240,950 shares. The information provided is as of December 31, 1997.

     (5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of these shares which are held in portfolios of certain investment companies, trusts and investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional has sole investment power with respect to all of these shares and sole voting power with respect to 181,400 of these shares. Dimensional disclaims beneficial ownership of all such shares. The information provided is as of December 31, 1997.

Security Ownership of Management

     The table below presents certain information as to the beneficial ownership of the Company's Common Stock by (i) each director and nominee, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers, directors and nominees as a group, as of March 20, 1998. Except as otherwise noted, each of the persons named below has sole voting and investment power with respect to the shares listed.


                             Amount and Nature
         Name of               of Beneficial      Percent
     Beneficial Owner            Ownership        of Class
-------------------------   ------------------   ---------
Stuart C. Siegel             1,501,369(1)        29.9
Robert L. Burrus, Jr.            1,000             *
Donald W. Colbert              255,242(2)         4.9
Selwyn S. Herson                   600             *
Andrew M. Lewis                  2,000             *
Steven A. Markel                 2,000             *
Troy A. Peery, Jr.               1,000             *
Marshall B. Wishnack             1,000             *
Robert J. Taphorn               55,524(3)         1.1
Robert E. Knowles              133,613(4)         2.6
Harry S. Shendow                31,333(5)          *
All directors and
   executive officers as
   a group (12 persons)      2,047,796(6)        38.5

     *Less than 1% of class

     (1) See Note 1 under Security Ownership of Certain Beneficial Owners.
     (2) Includes 138,200 shares subject to options exercisable within 60 days.

     (3) Includes 32,167 shares subject to options exercisable within 60 days.
     (4) Includes 3,500 shares owned jointly by Mr. Knowles and his wife as to which Mr. Knowles may be deemed to share voting and investment power. Also includes 82,167 shares subject to options exercisable within 60 days.
     (5) Includes 31,333 shares subject to options exercisable within 60 days.
     (6) Includes 3,500 shares owned jointly by an executive officer and his spouse as to which such officer may be deemed to share voting and investment power. Also includes 324,834 shares subject to options exercisable within 60 days.

                                PROPOSAL NO. 1

                             Election of Directors


General

     Eight directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. All of the eight nominees for election to the Board of Directors are presently serving as directors. Under the Company's Bylaws each of the present directors will hold office until his successor has been elected at the Annual Meeting of Shareholders.

     The persons named as proxies in the accompanying proxy intend to vote for the election of only the eight persons named below unless the proxy specifies otherwise. It is expected that each of these nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated) the proxies will vote the proxy for the remaining nominees and such other person as the Board of Directors may designate.

Information Regarding Nominees

     The following table sets forth certain information regarding each nominee.




                                                       Principal Occupation              Present Positions
                                    Director                During the                      and Offices
         Nominee            Age       Since              Last Five Years                  with the Company
------------------------   -----   ----------   ---------------------------------   ---------------------------
Stuart C. Siegel            55       1970       Chairman of the Board of            Chairman of the Board of
                                                Directors and Chief Executive       Directors; Chief Executive
                                                Officer of the Company              Officer; Director

Robert L. Burrus, Jr.       63       1979       Partner in law firm of McGuire,     Director; Chairman,
                                                Woods, Battle & Boothe LLP,         Compensation Committee
                                                Richmond, Virginia

Donald W. Colbert           48       1985       President and Chief Operating       President; Chief Operating
                                                Officer of the Company              Officer; Director

Selwyn S. Herson            45       1992       President of consulting firm        Director; Member,
                                                The Windsor Park Group,             Compensation Committee
                                                Woodland Hills, California

Andrew M. Lewis, Ph.D.      52       1983       Assistant Professor, Virginia       Director; Member,
                                                Commonwealth University,            Compensation Committee
                                                since December 1993; Doctoral
                                                Degree Candidate, University of
                                                California, Berkeley, prior to
                                                December 1993

Steven A. Markel            49       1996       Vice Chairman of Markel             Director; Member, Audit
                                                Corporation, a specialty            Committee
                                                property and casualty insurer

Troy A. Peery, Jr.          51       1996       President and Chief Operating       Director; Member, Audit
                                                Officer of Heilig-Meyers            Committee
                                                Company, a specialty retailer of
                                                home furnishings

Marshall B. Wishnack        51       1992       Chairman and Chief Executive        Director; Chairman, Audit
                                                Officer of Wheat First Union        Committee
                                                ("Wheat"), an investment
                                                banking firm, since April 1996;
                                                President and Chief Executive
                                                Officer of Wheat to April 1996

     Stuart C. Siegel is also a director of ExecuStay Corporation.

     Robert L. Burrus, Jr. is also a director of CSX Corporation, Heilig-Meyers Company, Concepts Direct, Inc., O'Sullivan Corporation, and Smithfield Foods, Inc.

     Steven A. Markel is also a director of Markel Corporation, Fairfax Financial Holdings Limited, and Lindsey & Morden Ltd.

Troy A. Peery, Jr., is also a director of Heilig-Meyers Company, Open Plan Systems, Inc., and Mentor Mutual Funds.

     Marshall B. Wishnack is also a director of Lawyers Title Insurance Corporation.


Certain Relationships and Related Transactions

     The Company leases certain premises at 6005 North Crestwood Avenue and the adjacent store at 5918 West Broad Street, Richmond, Virginia, totaling approximately 22,000 square feet, from Yetta Siegel-Flax pursuant to a lease which expires in 2002. The fiscal 1998 rent was $135,000. Yetta Siegel-Flax is the mother of Stuart C. Siegel. The Company operates the store at 5918 West Broad Street and has sublet the 6005 North Crestwood Avenue premises with fiscal 1998 income of $72,000.

     The Company leases its store at the Gayton Crossing Shopping Center, Richmond, Virginia, totaling approximately 4,500 square feet, from Stuart C. Siegel pursuant to a lease which expires in 2006. The fiscal 1998 rent paid to Mr. Siegel was $47,000.

     The Company believes that the rent and other terms provided in the above two leases are fair and reasonable to the Company as a tenant, are comparable to the rental terms for similar properties in the same general locations and are as favorable to the Company as if entered into with an unaffiliated party.


Committees of the Board of Directors

     The committees of the Board of Directors of the Company include an Audit Committee and a Compensation Committee.

     Messrs. Wishnack, Markel and Peery are the members of the Audit Committee. The Audit Committee's principal responsibilities include recommending to the Board of Directors the firm of independent accountants to be retained by the Company; reviewing with the Company's independent accountants the scope and results of their audits; reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices; and reviewing the adequacy of the Company's accounting and financial controls. This Committee met twice during the fiscal year ended January 31, 1998.

     Messrs. Burrus, Lewis and Herson are the members of the Compensation Committee. The Compensation Committee has responsibility for recommending to the Board of Directors the compensation levels and benefits for directors and officers; administering the Company's stock option plan and stock purchase loan plan; reviewing the administration of the Company's savings/profit sharing plan; and advising the Board of Directors and management regarding general personnel policies. This Committee met two times during the fiscal year ended January 31, 1998.


Attendance

     The Board of Directors held five meetings during the fiscal year ended January 31, 1998. All directors attended 85 percent or more of the aggregate number of meetings of the Board and committees of the Board on which they served.


Directors' Compensation

     Each director who is not an employee of the Company is paid a yearly retainer of $3,600 and a fee of $300 for each Board meeting and for each Board committee meeting attended.

     Each non-employee director also participates in the Company's Stock Deferral Plan for Outside Directors. Under this plan, at the end of every three-month period, each director receives shares of Company Stock with a market value of $1,000. Payment of the shares is deferred for income tax purposes into a trust until the director's retirement from the Board of Directors.

                            EXECUTIVE COMPENSATION

     The table below summarizes certain information relating to compensation during the three fiscal years ended January 31, 1998, of the five most highly compensated executive officers of the Company.


                          Summary Compensation Table

                                                                       Long Term Compensation
                                                              -----------------------------------------
                                       Annual Compensation               Awards                Payouts
                                      ---------------------   -----------------------------   ---------
                            Fiscal                             Restricted      Securities
        Name and             Year                                 Stock        Underlying        LTIP         All Other
       Principal            Ended       Salary      Bonus       Award(s)      Options/SARs     Payouts     Compensation(1)
        Position           January       ($)         ($)           ($)             (#)           ($)             ($)
-----------------------   ---------   ---------   ---------   ------------   --------------   ---------   ----------------
Stuart C. Siegel            1998      498,400      352,500         0                  0          0            204,300
 Chairman of the Board      1997      477,800      325,200         0                  0          0            164,600
 and CEO                    1996      461,500            0         0                  0          0            127,300

Donald W. Colbert           1998      349,300      182,200         0             24,000          0             60,900
 President and COO          1997      331,800      166,900         0                  0          0             43,200
                            1996      315,800            0         0             24,200          0             26,300

Robert J. Taphorn           1998      220,100      108,200         0             11,000          0             15,000
 Executive VP               1997      208,700      100,400         0                  0          0              6,900
                            1996      198,100            0         0             10,500          0              1,500

Robert E. Knowles           1998      205,700       87,000         0             11,000          0             30,700
 Executive VP and           1997      195,500       79,600         0                  0          0             22,400
 CFO, Secretary and         1996      185,000            0         0             10,500          0             14,400
 Treasurer

Harry S. Shendow            1998      145,500       59,900         0              2,500          0             28,000
 Senior VP                  1997      139,200       44,400         0                  0          0             25,800
                            1996      143,200            0         0              2,500          0             23,900

     (1) Includes Company contributions under the Employees' Savings/Profit Sharing Plan, amounts accrued under deferred compensation agreements, the net value of the benefit to the named executives of the portion of the premiums paid by the Company under the Split Dollar Life Insurance Plan and amounts of interest forgiven under the Stock Purchase Loan Plan. During the fiscal year ended January 31, 1998, (i) Company contributions allocated under the Employees' Savings/Profit Sharing Plan to Messrs. Siegel, Colbert, Taphorn, Knowles and Shendow were $1,900 each; (ii) amounts accrued under deferred compensation agreements with Messrs. Siegel, Colbert, Knowles and Shendow were $91,400, $11,200, $5,800 and $26,100, respectively; (iii) the dollar value of the benefit of premiums paid by the Company (using an eight percent interest rate) under the Split Dollar Life Insurance Plan for Messrs. Siegel, Colbert, Taphorn and Knowles were $86,600, $23,500, $2,600 and $12,400, respectively; and (iv) amounts of interest forgiven under the Stock Purchase Loan Plan for Messrs. Siegel, Colbert, Taphorn and Knowles were $24,400, $24,300, $10,500 and $10,600, respectively.

     The following table sets forth information with respect to options granted during the fiscal year ended January 31, 1998, for each of the executive officers for whom information is given in the Summary Compensation Table.


                   Options/SAR Grants in Last Fiscal Year(1)



                                                                                                     Potential Realizable
                                                                                                            Value
                                                                                                      at Assumed Annual
                                                                                                             Rates
                                                                                                        of Stock Price
                                                                                                         Appreciation
                                        Individual Grants                                             for Option Term(4)
--------------------------------------------------------------------------------------------------   --------------------
                                                     % of Total           Exercise
                       Number of Securities         Options/SARs           or Base
                        Underlying Options/     Granted to Employees        Price       Expiration
        Name           SARs Granted (#)(2)          in FiscalYear        ($/Sh)(3)         Date        5% ($)     10% ($)
-------------------   ----------------------   ----------------------   ------------   -----------   ---------   --------
Stuart C. Siegel                   0                    N/A                 N/A            N/A          N/A         N/A
Donald W. Colbert             24,000                     30.8%             $ 9.63       3/17/2005     110,300    264,200
Robert J. Taphorn             11,000                     14.1%             $ 9.63       3/17/2005      50,600    121,100
Robert E. Knowles             11,000                     14.1%             $ 9.63       3/17/2005      50,600    121,100
Harry S. Shendow               2,500                      3.2%             $ 9.63       3/17/2005      11,500     27,500

     (1) No stock appreciation rights ("SARs") have been granted to any employee.

     (2) These options become exercisable in one-third increments over a three-year period beginning from the date of grant. The Compensation Committee may accelerate the exercisability of the options.

     (3) The exercise price of each option is equal to the fair market value per share of the Company's Common Stock on the date of grant.

     (4) The potential realizable values in the table assume that the market price of the Company's Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates prescribed by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value actually realized by an executive will be at or near the values indicated in the table.

     The following table sets forth information with respect to options exercised during the fiscal year ended January 31, 1998, and the number and value of options held at the end of such fiscal year for each of the executive officers for whom information is given in the Summary Compensation Table.


              Aggregated Option/SAR Exercises in Last Fiscal Year
                        and FY-End Option/SAR Values(1)



                                                   Number of Securities
                                                        Underlying         Value of Unexercised
                                                       Unexercised             In-the-Money
                                                       Options/SARs          Options/SARs at
                                                        at FY-End               FY-End(2)
                          Shares                           (#)                     ($)
                         Acquired       Value     ---------------------   ---------------------
                       on Exercise     Realized        Exercisable/            Exercisable/
                           (#)           ($)          Unexercisable           Unexercisable
                      -------------   ---------   ---------------------   ---------------------
Stuart C. Siegel              0        $    --                   0/0                     -/-
Donald W. Colbert         5,891        $81,000        122,133/32,067         528,900/106,500
Robert J. Taphorn             0        $    --         25,000/14,500           83,800/48,000
Robert E. Knowles         4,419        $60,750         75,000/14,500          331,000/48,000
Harry S. Shendow              0        $    --          29,667/3,333           95,300/11,100

 (1) No SARs have been granted to or exercised by any employee.

 (2) Difference between fair market value and exercise price at fiscal year end.

Stock Purchase Loan Program

     In 1995, the Company adopted, with shareholder approval, the Stock Purchase Loan Plan under which the Compensation Committee may approve loans to officers and other key management employees of the Company for the purpose of acquiring shares of the Company's Common Stock. The plan is intended to attract and retain key employees and to provide incentives for management to achieve the Company's current and long-term strategic goals. Pursuant to the plan, the Compensation Committee authorized and the Company made an aggregate of $1.5 million in loans in 1995 to a total of 17 officers (the "1995 Loan Program"). An aggregate of 214,275 shares of Common Stock were purchased pursuant to the 1995 Loan Program.

     Each outstanding loan has a term of seven years but becomes due and payable up to one year following a termination of the participant's employment. A loan may be prepaid without penalty at any time and is subject to mandatory repayments equal to a specified percentage of any net annual cash bonus paid to the participant. The loans bear interest, compounded annually, at a rate equal to the Applicable Federal Rate rounded upward to the nearest 0.25%. The interest rate, which is currently 6 1/2%, will be adjusted annually for changes in the Applicable Federal Rate. Each loan is secured by a pledge to the Company of the shares of Common Stock acquired with the loan proceeds. The shares are subject to additional restrictions on transfer which lapse as to one-third of the shares on each of the second, third and fifth anniversaries of the date of the loan. These restrictions do not apply to certain transfers such as those to family members for tax or estate planning purposes.

     The 1995 Loan Program allows participants to achieve forgiveness of all or a portion of the interest accruing on a loan during a fiscal year (a "Performance Period") based on the Company's achievement of the performance goals established by the Compensation Committee for such Performance Period. If a participant's employment is terminated due to death or disability or a termination by the Company without cause within two years following a change of control, all interest accrued during the then current Performance Period as well as all future interest will be forgiven. A participant who retires at or after normal retirement age will be entitled to a prorated amount of any interest forgiveness otherwise achieved for such Performance Period. Otherwise, a participant must still be employed by the Company at the end of a Performance Period to be eligible for forgiveness of any interest accrued during such Performance Period.

     The 1995 Loan Program also permits up to 25% of the principal amount of a participant's loan to be forgiven dependent upon the participant's continued employment with the Company and retention of the shares acquired with the loan proceeds. If the participant remains continuously employed by the Company through the seventh anniversary of the date of the loan, a portion of the loan principal will be forgiven equal to 25% of the original principal amount multiplied by the ratio which the number of shares retained on the seventh anniversary bears to the number of shares originally acquired. Certain types of transfers, such as those to family members for tax or estate planning purposes, will not cause a reduction in the amount of loan principal forgiven. If the participant's employment is terminated prior to the seventh anniversary of the loan due to death or disability or a termination by the Company without cause within two years following a change of control, the participant will be entitled to principal forgiveness on the terms described above. A participant who retires at or after normal retirement age will be entitled to a prorated amount of such principal forgiveness based on the portion of the seven year period during which the participant was employed. Otherwise, a participant must still be employed on the seventh anniversary of the loan to be eligible for any forgiveness of loan principal. The following table shows, for each participating executive officer, the number of shares of Common Stock acquired with the proceeds of loans under the plan and the aggregate amount of all loan principal and accrued interest outstanding as of March 20, 1998.

                             Number
                           of Shares         Amount
          Name             Purchased     Outstanding ($)
-----------------------   -----------   ----------------
Stuart C. Siegel            55,857      $410,000
Donald W. Colbert           53,142      $408,300
Robert J. Taphorn           23,357      $175,400
Robert E. Knowles           23,357      $178,900
Weldon J. Wirick, III       10,714      $ 85,100

Deferred Compensation Agreements

     The Company has deferred compensation agreements with each of Messrs. Siegel, Colbert, Knowles and Shendow. These agreements provide for specified payments if the executive has been employed by the Company for at least 10 years. Full benefits commence on the executive's normal retirement date (generally, age 65). If the executive terminates employment after his early retirement date (generally, age 55) but before his normal retirement date, the benefits are reduced by 5% per year for each year by which payment starts before his normal retirement date. The benefits are payable on a monthly basis for life and are guaranteed for 10 years if the executive dies. The guaranteed payments after death are payable to the executive's beneficiary. The annual amount of the normal retirement benefits payable under the agreements for Messrs. Colbert, Knowles and Shendow is $81,257, $41,953 and $27,601, respectively. Mr. Siegel's agreement provides for an annual benefit of $66,495 on the terms described above based on a normal retirement date of age 55. Mr. Siegel is also entitled to a supplemental annual benefit of $64,723, payable for 20 years commencing upon his termination of employment at or after reaching age 65. If Mr. Siegel terminates employment after age 60 but before age 65, the supplemental benefit is reduced by 5% per year for each year by which payment commences before age 65. No supplemental benefit is payable if Mr. Siegel terminates employment before age 60. In certain cases, the present value of the benefits under the foregoing agreements (calculated using an 8% discount rate) may be paid to the executive, or following the executive's death to his beneficiary, in a lump sum or other manner.


                     REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee, which is composed of three non-management directors of the Company, sets executive compensation levels and establishes and administers short-term and long-term incentive programs. The Committee believes that the most effective executive compensation program provides incentives to achieve both current and longer-term strategic goals of the Company, with the ultimate objective of enhancing shareholder value. The Company's compensation package for its executive officers consists of base salary, annual performance based bonuses, stock option grants and the opportunity to acquire shares of Common Stock under the Company's Stock Purchase Loan Plan.

     Each year, the Committee reviews proposals submitted by the Chief Executive Officer with respect to senior executives' annual salary, performance goals and bonuses for the following year as well as achievements for the prior year, performance targets under the Stock Purchase Loan Plan, and stock option grants. In evaluating these proposals, the Committee considers (1) the individual executive officer's performance and level of contribution, including evaluations by the Chief Executive Officer with respect to other executive officers, (2) the Company's performance during the last fiscal year in relation to its financial goals, measured primarily by earnings per share, and (3) whether the proposals are consistent with the Committee's policies on executive compensation. The Committee considered the information previously provided by an outside compensation consultant in establishing compensation levels and programs for the Company's executives in fiscal 1998.

     The Committee believes that a significant portion of an executive's total compensation should be subject to Company and individual performance criteria. Base salary amounts are generally set at the levels believed by the Committee to be necessary to attract and retain qualified individuals when considered along with the performance based components of the Company's compensation package. The Committee determined that executive officers' base salaries should be increased from one percent to five percent in fiscal 1998 with a view to keeping total compensation competitive.

     The Company's annual bonus plan provides incentives to achieve current strategic goals of the Company and to maximize individual performance. At the beginning of each year, the Committee sets threshold, target and maximum bonus amounts for each executive officer. Consistent with the Company's compensation philosophy, these potential bonus amounts are set at a significant percentage of the executive officer's salary for such year, typically between 10% and 70%. The determination of the amount of the bonus, if any, to be paid is made after the end of the year by the Committee based on the degree to which the Company has achieved the performance goals established by the Committee, measured by earnings per share for executive officers. For other officers, the officer's individual performance and level of contribution during the previous year are also considered. If the minimum, target or maximum goals are met, the executive officer may receive the threshold, target or maximum bonus amount, respectively, depending on the Committee's evaluation of the executive's individual performance. Similarly, if the Company's actual performance for a year falls between any of these goals, the executive officer may receive a prorated portion of the next highest bonus amount. In some cases, the Committee may adjust the bonus percentages and performance targets during the fiscal year on a prospective basis. The Company's earnings per share for fiscal 1998 were in excess of the maximum goals resulting in bonus payouts at the maximum percentage based on corporate performance.

     Grants of stock options to the Company's executive officers under the 1991 Stock Option Plan provide incentives to achieve the Company's long-term performance objectives. Because the value of stock options is entirely a function of the value of the Company's stock, the Committee believes that this component of the Company's compensation package aligns the interests of executive officers with those of the Company's shareholders. The Committee determines whether a grant will be made to an executive officer, and if so in what amount, based on the Committee's subjective evaluation of the executive officer's potential contribution to the Company's future success, the level of incentive already provided by the number and terms of the executive officer's existing stock option holdings and the market price of the Company's Common Stock. Grants to named executive officers for fiscal 1998 are shown on the Option/SAR Grants in Last Fiscal Year table that precedes this report.

     Under the Stock Purchase Loan Plan, an aggregate of $1.5 million in loans were made by the Company in 1995 to the executive officers and other key management employees to acquire an aggregate of 214,275 shares (the "1995 loan program"). The 1995 loan program allows participants to achieve forgiveness of all or a portion of the interest on the loans based upon the Company's achievement of performance goals established by the Committee. Minimum, target and maximum goals were established which could result in forgiveness of 25%, 50% or 100%, respectively, of the loan interest accruing during fiscal 1998, with the amount being forgiven prorated for performance that fell between any of the goals. The performance criterion and the targets for fiscal 1998 were the same as those established for purposes of the Company's annual bonus plan. The Company's performance was in excess of the maximum goals and 100% of the loan interest accruing in fiscal 1998 was forgiven. The 1995 loan program also permits up to 25% of the principal amount of a participant's loan to be forgiven dependent upon the participant's continued employment with the Company and based on the amount of stock acquired under the program which the participant has retained. A more detailed description of the 1995 loan program appears elsewhere in the Proxy Statement. The Committee believes that the plan, by encouraging management's acquisition and retention of the Company's Common Stock and by tying interest forgiveness to Company performance, provides incentives for management to achieve both the Company's long-term performance objectives and its current strategic goals.

     The Committee determined the compensation for Mr. Siegel, the Company's Chairman and Chief Executive Officer, for the past fiscal year in a manner consistent with its policies and procedures. The Committee considered that Mr. Siegel continued to provide strong leadership and motivation to the Company and its management. The Committee evaluated the Company's performance in the context of a difficult industry situation. The Committee determined that Mr. Siegel's base salary for fiscal 1998 should be increased by two percent. The Committee historically has not granted stock options to Mr. Siegel because of his existing stock ownership in the Company. Therefore, the Committee generally sets Mr. Siegel's bonus amounts at a greater percentage of base salary than those set for other executives. The threshold, target and maximum potential bonus amounts for Mr. Siegel were set at 24%, 48% and 72%, respectively, for fiscal 1998.

     The Company exceeded its target goal for fiscal 1998 so that the maximum bonus was paid to Mr. Siegel under the annual bonus program. To provide additional incentives for Mr. Siegel to achieve the Company's current strategic goals and long-term performance objectives, Mr. Siegel was provided an opportunity to purchase shares under the 1995 loan program on a basis generally comparable to the other senior executive officers. The amount borrowed by Mr. Siegel and used to purchase shares under the program represented approximately 85% of his annual base salary for the year of the purchase. The performance targets and potential forgiveness percentages for Mr. Siegel under the 1995 loan program for fiscal 1998 were the same as for other executive officers. The fiscal 1998 interest on Mr. Siegel's loan was forgiven under the 1995 loan program.

     Based on recommendations of the outside compensation consultant, the Committee determined that the total Company-provided retirement benefits for Mr. Siegel were below a competitive level based on survey data from a broad range of companies. To address this issue, the Committee approved a supplement to Mr. Siegel's deferred compensation program. Mr. Siegel must continue working for the Company until age 60 to receive the supplemental benefit. With the supplemental benefit, the total Company-provided retirement benefits for Mr. Siegel are projected to be at the median level for chief executive officers. A more detailed description of these retirement benefits appears elsewhere in the Proxy Statement.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount of compensation that will be deductible by the Company with respect to the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company's legal counsel, has reviewed the impact of Section 162(m) on the Company and believed it was unlikely that the compensation paid to any executive officer during fiscal 1998 would exceed the limit. The Committee will continue to monitor the impact of the Section 162(m) limit and to assess alternatives for avoiding loss of tax deductions in future years to the extent that the alternatives would be consistent with the Committee's compensation philosophy and in the best interests of the Company.

Compensation Committee
Robert L. Burrus, Jr., Chairman
Selwyn S. Herson
Andrew M. Lewis


Compensation Committee Interlocks and Insider Participation

     Mr. Burrus, a member of the Compensation Committee, is a partner in the law firm of McGuire, Woods, Battle & Boothe LLP, which has served as counsel to the Company on a regular basis since 1979.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of companies in the Nasdaq Market Value Index for U.S. companies and the Nasdaq Retail Trade Index for the period of five years commenced on January 30, 1993, and ended on January 31, 1998.

                                    [graph]

Year Ended          1/30/93  1/29/94  1/28/95  1/27/96  1/25/97  1/31/98
S&K                  100.0    108.3     60.4     47.9     83.3    106.1
Nasdaq Market        100.0    126.0    199.0    166.7    219.4    258.4
Nasdaq Retail        100.0    107.3     94.6    106.9    131.5    153.7


     Media General Financial Services supplied the data for the Company and the Nasdaq Market Value Index. Center for Research in Security Prices (CRSP) supplied the data for the Nasdaq Retail Trade Index.

                                PROPOSAL NO. 2

                   Ratification of Selection of Accountants

     Price Waterhouse LLP, Norfolk, Virginia, has been selected by the Board of Directors as independent accountants of the Company for the current year, subject to ratification by the Shareholders. If the Shareholders do not ratify the selection of Price Waterhouse LLP, the Board of Directors will reconsider its selection of independent accountants for the current year. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

     The Board of Directors recommends that you vote FOR ratification of the selection of Price Waterhouse LLP as independent accountants for the Company for the current year.


                                 OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting; however, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgments on such matters.


                           SHAREHOLDER PROPOSALS FOR
                                 1999 MEETING

     Proposals of Shareholders intended to be included in the Proxy Statement for the 1999 annual meeting must be received by the Company at its principal executive offices no later than December 11, 1998. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

By Order of the Board of Directors,

/s/ Robert E. Knowles
---------------------
Robert E. Knowles
Secretary




April 10, 1998

                                     [logo]

                            S & K FAMOUS BRANDS, INC.
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints Robert E. Knowles and Robert J. Taphorn, and each of them with full power of substitution to each, proxies (and if the undersigned is a proxy, substitute proxies) and attorneys to represent the undersigned at the Annual Meeting of Shareholders of S & K Famous Brands, Inc., to be held at the Company's store adjacent to its Corporate Headquarters, located at 11100 West Broad Street, Richmond, Virginia, at 3:30 p.m., E.D.T., on May 28, 1998, and at any and all adjournments thereof, and to vote as designated below, all of the Common Shares of S & K Famous Brands, Inc., par value $.50 per share, held of record by the undersigned on April 8, 1998, as fully as the undersigned could do if personally present.

                            (continued on other side)

                          Please mark your votes as indicted in this example [X]


1.       ELECTION OF DIRECTORS

         FOR ALL NOMINEES LISTED BELOW               WITHHOLD AUTHORITY
       (except as marked to the contrary)          (to vote for all nominees
                                                        listed below)
                     [ ]                                      [ ]

(Instruction: To withhold authority to vote for any individual, strike a line through the nominee's name in the list provided below.)

                  S. Siegel, R. Burrus, D. Colbert, S. Herson,
                   A. Lewis, S. Markel, T. Peery, M. Wishnack

2. PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP as the independent accountants of the Company.

            [ ]   FOR     [ ]   AGAINST     [ ]   ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Receipt of the Secretary's Notice of and the related Proxy Statement for the Annual Meeting of Shareholders to be held on May 28, 1998, is hereby acknowledged.

Please sign exactly as name appears below. When shares are held by two or more persons as joint tenants, any of such persons may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated ___________________________, 1998



---------------------------------------
        Shareholder's Signature


---------------------------------------
Shareholder's Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.